As filed with the Securities and Exchange Commission on March 30, 2004

Registration No. 333-113021

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yellow Roadway Corporation

and Other Registrants

(See Table of Additional Registrants Below)

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charles L. Strauss

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, TX 77010

(713) 651-5151

Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after this registration statement becomes effective, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Yellow Transportation, Inc.	Indiana	44-0594706
Yellow Technologies, Inc.	Delaware	48-1115792
Mission Supply Company	Kansas	48-0911571
Yellow Relocation Services, Inc.	Kansas	48-1067939
Meridian IQ, Inc.	Delaware	48-1233134
Yellow GPS, LLC	Delaware	48-1119865
Globe.com Lines, Inc.	Delaware	52-2068065
Roadway LLC	Delaware	34-1956254
Roadway Express, Inc.	Delaware	34-0492670
Roadway Next Day Corporation	Pennsylvania	23-2255947

PROSPECTUS

Yellow Roadway Corporation

$150,000,000

3.375% Contingent Convertible Senior Notes due 2023

Common Stock Issuable Upon Conversion of the Notes

Subsidiary Guarantees of the Notes

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus. See “Selling Security Holders” beginning on page 13. The Notes are convertible, at the security holder’s option, prior to the maturity date into shares of our common stock in the following circumstances:

•	during any quarter commencing after December 31, 2003, if the closing sale price of our common stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price of the Notes on the last trading day of the previous quarter;
•	if we have called the Notes for redemption;
•	during the five trading day period immediately following any nine consecutive trading day period in which the trading price of the Notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes;
•	upon the occurrence of specified credit rating events; or
•	upon the occurrence of specified corporate transactions.

The Notes are initially convertible at a conversion price of $46.00 per share, which is equal to a conversion rate of approximately 21.7391 shares per $1,000 principal amount of Notes, subject to adjustment. Our common stock is listed on the Nasdaq National Market under the symbol “YELL”. On March 29, 2004, the closing sale price of our common stock was $34.26 per share.

The Notes bear interest at a rate of 3.375% per annum. Interest on the Notes is payable on November 25 and May 25 of each year, beginning on May 25, 2004. We also will pay contingent interest at a rate equal to 0.5% per annum during any six-month period, commencing with the six-month period beginning November 30, 2012, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more.

The Notes will mature on November 25, 2023. We may redeem some or all of the Notes at any time on or after November 30, 2012, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of redemption. Holders may require us to repurchase all or a portion of their Notes on November 25, 2012, 2015 and 2020, and upon a change in control, as defined in the indenture governing the Notes, at 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase, payable in cash.

The Notes are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness and senior to any of our subordinated indebtedness outstanding or incurred in the future. The Notes are guaranteed by the majority of our current domestic operating subsidiaries and certain of our future domestic subsidiaries. The Notes effectively are subordinated to any of our or our guarantor subsidiaries’ secured debt, including our senior secured bank financing, the $225 million aggregate principal amount of Roadway’s 8.25% senior notes due 2008 and any indebtedness of any of our non-guarantor subsidiaries.

The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

Investing in these securities involves risks. See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution”. You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information”. Under no circumstances should the delivery to you of this prospectus or any offering or sales made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “will”, “look forward to” and similar expressions are intended to identify forward-looking statements.

The expectations set forth in this prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only Yellow’s expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 5 of this prospectus;

•

the factors that generally effect our business as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, and this prospectus, including inflation, labor relations (i.e., disruptions, strikes or work stoppages), inclement weather, availability of fuel and the price of fuel as it affects the general economy, competitor pricing activity and the general impact of competition, expense volatility, capacity levels in the motor freight industry, changes in and customer acceptance of

i

new technology, changes in equity and debt markets, our ability to control costs and uncertainties concerning the impact terrorist activities may have on the economy and the motor freight industry, the state of international, national and regional economies and the success or failure of our operating plans, including our ability to manage growth; and

•	our actual results following our recent acquisition of Roadway Corporation could differ materially from the expectations set forth in this prospectus and the documents incorporated by reference depending on additional factors such as:

•	our cost of capital;

•	our ability to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

•	any loss of employees, customers or suppliers that we may suffer as a result of the merger;

•	our actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

•	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

ii

SUMMARY

The following summary is qualified in its entirety by information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes and the documents to which we have referred you, before making an investment decision. The terms “Yellow Roadway”, the “company”, “we”, “our” and “us” in this prospectus refer to Yellow Roadway Corporation and its subsidiaries, unless the context otherwise requires. The term “Yellow” refers to Yellow Corporation and its subsidiaries prior to the Roadway acquisition described below, unless the context otherwise requires. The term “Roadway” refers to Roadway Corporation and its subsidiaries prior to the Roadway acquisition described below, unless the context otherwise requires. The terms “merger” or “Roadway acquisition” refer to the December 2003 merger of Roadway Corporation with and into Yankee, LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Yellow, pursuant to the Agreement and Plan of Merger dated as of July 8, 2003, among Yellow, Yankee LLC and Roadway. You should pay special attention to the “Risk Factors” beginning on page 5 of this prospectus to determine whether an investment in the Notes, or the common stock into which the Notes are convertible, is appropriate for you.

Our Company

Yellow Roadway Corporation is a Fortune 500 Company and one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, Roadway Next Day Corporation, Meridian IQ and Yellow Technologies, Yellow Roadway offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. The Yellow Roadway portfolio of brands provides one of the most comprehensive packages of services for the shipment of industrial, commercial and retail goods domestically and internationally.

Yellow Roadway employs approximately 50,000 people and our principal executive offices are located at 10990 Roe Avenue, Overland Park, Kansas 66211. Our telephone number is (913) 696-6100.

The Offering

This prospectus covers the resale of up to $150,000,000 aggregate principal amount of the Notes and the 3,260,870 shares of our common stock issuable upon conversion of the Notes plus an indeterminate number of shares of our common stock issuable upon conversion of the Notes by means of adjustment of the conversion price pursuant to the terms of the Notes. We issued and sold a total of $150,000,000 aggregate principal amount of the Notes on November 25, 2003, in a private placement to Deutsche Bank Securities Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc. and SunTrust Capital Markets, Inc. (which we refer to as the private placement in this prospectus). The following is a brief summary of certain terms of the Notes. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus.

Securities Offered	$150,000,000 aggregate principal amount of 3.375% Contingent Convertible Senior Notes due 2023, including shares of our common stock into which the Notes are convertible and the guarantees of certain our domestic operating subsidiaries.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus. See “Selling Security Holders”.

Maturity:	November 25, 2023.

Ranking:	The Notes are our senior unsecured obligations, ranking equal in right of payment with all of our other existing and future senior unsecured indebtedness (including $250,000,000 aggregate principal amount of our 5.0% Contingent Convertible Senior Notes due 2023) and senior to any of our existing or future subordinated indebtedness. The Notes are currently guaranteed by the majority of our domestic operating subsidiaries. The Notes effectively are subordinated to all of our and our guarantor subsidiaries’ existing and future secured indebtedness to the extent of the value of the assets securing such debt and effectively are subordinated to all liabilities of our non-guarantor subsidiaries. As of December 31, 2003, (i) we and our guarantor subsidiaries had approximately $432 million of secured indebtedness outstanding and (ii) our non-guarantor subsidiaries had approximately $169 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities) to which the Notes effectively are subordinated. Neither we nor our subsidiaries are restricted under the indenture from incurring additional indebtedness, including secured indebtedness. See “Description of Notes”.

Interest Payment Dates	August 8 and February 8 of each year, beginning May 25, 2004.

Guarantees:	The Notes are currently guaranteed by the majority of our domestic operating subsidiaries. If, after the date of this prospectus, any of our debt securities (excluding bank credit facilities) have the benefit of guarantees from any of our non-guarantor subsidiaries, then we will cause such subsidiaries to guarantee all obligations with respect to the Notes on a senior basis and otherwise on the same terms as such other guarantees. Any of our subsidiary guarantees so issued will be released or amended if the other guarantees by such subsidiary are released or amended.

Contingent Interest:	Beginning November 30, 2012, we will pay contingent interest during any six-month period commencing November 30 and ending May 29 or commencing May 30 and ending November 29 if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum.

Conversion Rights:	Holders may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

	•	during any quarter commencing after December 31, 2003, if the closing sale price of our common stock, for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs, exceeds 120% of the conversion price per share of our common stock on such 30th trading day;

	•	if we have called the Notes for redemption;

	•	during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes;

	•	upon the occurrence of specified credit rating events described under “Description of Notes—Conversion Upon Credit Rating Event”; or

	•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights”.

Holders may convert any outstanding Notes into shares of our common stock at the initial conversion price per share of $46.00. This represents a conversion rate of approximately 21.7391 shares of common stock per $1,000 principal amount of Notes. The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest. In addition, we will adjust the conversion price if we declare a dividend or distribution to all of the holders of common stock. See “Description of Notes—Conversion Rate Adjustment”. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including contingent interest, if any.

Optional Redemption:	We may redeem some or all of the Notes at any time on or after November 30, 2012, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to but not including the date of redemption, payable in cash.

Repurchase of Notes at the Option of the Holder	You may require us to repurchase your Notes on November 25, 2012, 2015 and 2020 for a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase. See “Description of Notes—Repurchase of Notes at the Option of the Holder”.

Change in Control:	When a change in control occurs, you will have the right to require us to repurchase your Notes at a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase. A change in control is defined in “Description of Notes—Right to Require Purchase of Notes upon a Change in Control”.

Trading:	The Notes issued in the private placements are eligible for trading in The PORTALSM Market of the NASD, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTALSM Market. We do not intend to list the Notes on any other national securities exchange or automated quotation system. Our common stock is traded on the Nasdaq National Market under the symbol “YELL”.

Form of the Notes:	The Notes are represented by one or more global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of DTC. Beneficial interests in the global notes are shown on, and transfers of the global notes are effected only through, records maintained by DTC and its participants. See “Description of Notes—Book-Entry System”.

No Proceeds:	We will not receive any proceeds from the sale by any selling security holder of the Notes or our common stock issuable upon conversion of the Notes.

Risk Factors:	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Before you buy the Notes, you should know that making such an investment involves some risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of this prospectus and the factors discussed in the documents and other information incorporated by reference before purchasing the Notes. The risks that we have highlighted here are not the only ones that we face and additional risks, including those presently unknown to us, could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risks Related to the Notes

Our substantial leverage and debt service obligations could adversely affect our financial condition and prevent us from fulfilling our obligations to you under the Notes.

We have substantial debt and, as a result, significant debt service obligations. As of December 31, 2003, (i) we and our guarantor subsidiaries had approximately $432 million of secured indebtedness outstanding and (ii) our non-guarantor subsidiaries had approximately $169 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities) to which the Notes effectively are subordinated. We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We and our subsidiaries may also incur additional debt that may be secured.

Our substantial level of debt and debt service obligations could have important effects on your investment in the Notes. These effects may include:

•	making it more difficult for us to satisfy our obligations to you with respect to the Notes and our obligations to other persons with respect to our other debt;

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings is at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to pay principal and interest on the Notes and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. In addition, the increased debt incurred in connection with the pending Roadway acquisition could increase the combined company’s cost of capital. We cannot assure you that we would be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

The Notes and the guarantees are unsecured and future secured indebtedness will rank effectively senior to the Notes and the guarantees.

The Notes and the guarantees are unsecured and rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. The Notes and the guarantees effectively are subordinated to our and our subsidiary guarantors’ secured debt to the extent of the value of the assets that secure that indebtedness. In the event of our or any subsidiary guarantor’s bankruptcy, liquidation or reorganization or upon acceleration of the Notes, payment on the Notes or guarantees could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of December 31, 2003, we and our guarantor subsidiaries had approximately $432 million of secured indebtedness outstanding to which the Notes effectively are subordinated.

The indenture governing the Notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the Notes. We may incur additional secured indebtedness.

We may not be able to repurchase the Notes when required.

On November 30, 2012, 2015 and 2020 and upon the occurrence of a change in control, holders of the Notes may require us to repurchase their Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases.

The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Notes may impair our ability to obtain additional financing in the future.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the Notes.

Holders of the Notes may convert the Notes into our common stock during any quarter commencing after December 31, 2003, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day. Until this contingency is met, the shares underlying the Notes are not included in the calculation of reported earnings per share. Should this contingency be met, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

You should consider the U.S. federal income tax consequences of owning Notes.

Under the indenture governing the Notes, we agreed, and by acceptance of a beneficial interest in a Note each holder of a Note is deemed to have agreed, to treat the Notes as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the Notes will accrue at the rate of 9.0% per year, which rate represents our determination of the yield at which we could issue a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the Notes. A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the Notes are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a Note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a Note, including the fair market value of our common stock received, and the United States Holder’s adjusted tax basis in the Note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a Note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes are summarized in this prospectus under the heading “Material U.S. Federal Income Tax Considerations”.

We expect that the trading value of the Notes will be significantly affected by the price of our common stock and other factors.

The market price of the Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the Notes have a number of features, including conditions to conversion, that could result in a holder receiving less than the value of our common stock into which a Note would otherwise be convertible. These features could adversely affect the value and the trading price for the Notes.

Because there is no current market for the Notes, we cannot assure you that an active trading market will develop.

There is no established trading market for the Notes. Although the Notes are currently traded on PORTALSM Market, there can be no assurance as to the liquidity of any market for the Notes, the ability of the holders to sell their Notes, or the prices at which holders of the Notes would be able to sell their Notes. The Notes could trade at prices higher or lower than their initial purchase prices depending on many factors. Accordingly, there can be no assurance that an active trading market for the Notes will develop. Furthermore, if an active trading market were to develop, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

You may only convert the Notes if certain conditions are met.

The Notes are convertible into shares of our common stock by you only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

The Notes are not protected by restrictive covenants.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes—Change in Control”.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

We are a holding company and our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the Notes, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries’ ability to make any advances, distributions or other payments to us may be restricted by, among other things, debt instruments, tax considerations and legal restrictions. If we are unable to obtain funds from our subsidiaries as a result of these restrictions, we may not be able to pay principal of, or interest (including contingent interest, if any) on, the Notes when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void the subsidiary guarantees.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either: (x) the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others or (y) the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary (i) was insolvent or became insolvent as a result of issuing of the subsidiary guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance of the Notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

Risks Related to Our Business

We are subject to general economic factors that are largely out of our control, any of which could significantly reduce our operating margins and income.

Our business is subject to a number of general economic factors that may significantly reduce our operating margins and income, many of which are largely out of our control. These include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

The transportation industry is affected by business risks that are largely out of our control, any of which could significantly reduce our operating margins and income.

Businesses operating in the transportation industry are affected by risks that are largely out of our control, any of which could significantly reduce our operating margins and income. These factors include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, license and registration fees, and insurance premiums and self-insurance levels. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and significantly reduce our operating margins and income.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	We compete with many other transportation service providers of varying sizes, some of which have more equipment and greater capital resources than we do or have other competitive advantages.

•	Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain significant growth in our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to continue passing on fuel price increases to our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees or the renegotiation of labor contracts could reduce our operating margins and income. Approximately 80% of our employees are organized by the International Brotherhood of Teamsters and their wages and benefits are governed by a common labor agreement that is renegotiated every three to five years. The current five-year labor agreement will expire on March 31, 2008. It is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could reduce our operating margins and income. Similarly, any failure to negotiate a new labor agreement when required might result in a work stoppage that could reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Ongoing insurance and claims expenses could significantly reduce our income.

Our future insurance and claims expenses might exceed historical levels, which could significantly reduce our earnings. We currently self-insure for a portion of our claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our earnings could be significantly reduced. We also maintain insurance with licensed insurance companies above the amounts for which we self-insure.

We will have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

The transportation industry is very capital intensive. If we are unable to generate sufficient cash from operations in the future, we may have to limit our growth, enter into additional financing arrangements, or operate our revenue equipment for longer periods, any of which could reduce our income. Our ability to incur additional indebtedness could be adversely affected by any increase in requirements that we post letters of credit in support of our insurance policies. See “—Ongoing insurance and claims expenses could significantly reduce our income”. Lack of availability of surety bonds in the future could result in our having to post additional letters of credit, which would in turn reduce borrowing availability under our credit agreement. If needed, additional indebtedness may not be available on terms acceptable to us.

We operate in a highly regulated industry, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Department of Transportation and various state and federal agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, security and other matters. Compliance with such regulations could substantially impair equipment productivity and increase our costs.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. These reductions began with diesel engines manufactured late in 2002. The regulations currently include subsequent reductions in the sulfur content of diesel fuel in 2006 and the introduction of emissions after-treatment devices on newly manufactured engines in 2007. These regulations could result in higher prices for tractors and increased fuel and maintenance costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of stormwater. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

We are responsible for certain federal tax obligations of Roadway under a tax sharing agreement with its former parent corporation.

Roadway’s former parent, Caliber System, Inc. (which subsequently was acquired by FDX Corporation, a wholly owned subsidiary of FedEx Corporation), is involved in tax litigation with the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of Roadway. The Internal Revenue Service has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The Internal Revenue Service is challenging the timing, but not the validity, of these deductions. FedEx Corporation filed a petition challenging the Internal Revenue Service’s position, and this matter is presently in litigation. We are unable to predict the ultimate outcome of this matter; however, Roadway’s former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by Roadway and its former parent at the time of the spin-off, Roadway LLC, a wholly owned subsidiary of Yellow Roadway Corporation and successor in interest to Roadway (“Roadway LLC”), is obligated to reimburse Roadway’s former parent for any additional taxes and interest that relate to Roadway’s business prior to the spin-off. The amount and timing of any payments is dependent on the ultimate resolution of the former parent’s disputes with the Internal Revenue Service and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, Roadway made a $14 million payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the maximum remaining payments that may be due to Roadway’s former parent to be approximately $19 million in additional taxes and $5 million in related interest, net of tax benefit. We have established specific reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of Roadway LLC to Roadway’s former parent will not have a material adverse effect on the financial position of the combined company.

In addition, Roadway LLC, as successor in interest to Roadway, has a similar tax issue in each of its subsequent income tax returns and the Internal Revenue Service has made additional claims for taxes for tax years 1996 through 2000. The outcome of these proposed adjustments is dependent upon the outcome of the existing tax litigation. In the event of an adverse decision, we estimate that the potential taxes and interest, net of tax effect, for all years subsequent to 1995 are approximately $10 million and $3 million, respectively.

We may be obligated to make additional contributions to multiemployer pension plans.

We have collective bargaining agreements with our unions that stipulate the amount of contributions that each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. If any of these plans fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service or reduce pension benefits to a level where the requirements are met, the Internal Revenue Service could impose an excise tax on all employers participating in these plans, or we could be required to make additional funding contributions beyond our contractually agreed rate, to correct the funding deficiency. If an excise tax were imposed on the participating employers or we were required to make additional contributions, it could have a material adverse impact on our financial results.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. Other than our Chief Executive Officer, William D. Zollars, and James D. Staley, President and Chief Executive Officer of Roadway LLC, we have not entered into employment agreements with members of our current management. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

Our stock price may be volatile in the future, which could cause you to lose a significant portion of your investment.

The market price of Yellow Roadway common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the transportation industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Volatility in the market price of Yellow Roadway common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

We may face difficulties in achieving the expected benefits of the recent Roadway acquisition.

Prior to December 11, 2003, Yellow and Roadway operated as separate companies. Management has only a few months of experience running the combined business, and we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the merger. In addition, the costs we incur in implementing synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.

Our 5.0% contingent convertible senior notes due 2023 and our 3.375% contingent convertible senior notes due 2023 may result in dilution to our common stockholders.

Dilution in the per share value of our common stock could result from the conversion of most or all of the 5.0% contingent convertible senior notes due 2023 that we sold in a private placement in August 2003 or the 3.375% contingent convertible senior notes due 2023 that we sold in a private placement in November 2003. There is currently $250 million aggregate principal amount of our 5.0% contingent convertible senior notes due 2023 outstanding and $150 million aggregate principal amount of our 3.375% contingent convertible senior notes due 2023 outstanding. The notes are convertible upon the occurrence of certain events at a conversion price of $39.24 per share, in the case of the 5.0% notes, or $46.00 per share, in the case of the 3.375% notes, in each case subject to adjustment. Because approximately 9.7 million shares of our common stock could be issued upon the conversion of the notes, holders of our common stock could experience substantial dilution from the conversion of such notes. Furthermore, the trading price of our common stock could suffer from significant downward pressure as note holders convert these notes and sell the common shares received on conversion, encouraging short sales by the holders of such notes or other stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis.

	FISCAL YEAR ENDED DECEMBER 31,
	1999		2000		2001		2002		2003
Ratio of earnings to fixed charges	7.7	x	8.6	x	2.7	x	4.1	x	3.5x

For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income tax plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

NO PROCEEDS

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the Notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the Notes.

SELLING SECURITY HOLDERS

On November 25, 2003, we issued and sold a total of $150,000,000 aggregate principal amount of the Notes in private placements to Deutsche Bank Securities Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc. and SunTrust Capital Markets, Inc. (which we refer to as the initial purchasers in this prospectus). The initial purchasers have advised us that they resold the Notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of our common stock issuable upon conversion of the Notes.

The Notes, our shares of common stock to be issued upon conversion of the Notes and the guarantees of the Notes by certain of our domestic operating subsidiaries are being registered pursuant to a registration rights agreement between us and Deutsche Bank Securities Inc., as representative of the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the Notes, our shares of common stock issuable upon conversion of the Notes and the related subsidiary guarantees of the Notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

The selling security holders named below have advised us that they currently intend to sell the Notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell Notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below, has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below.

Before a security holder may use this prospectus in connection with an offering of securities, this prospectus and the registration statement to which it relates will be amended to include the name and amount of Notes and common stock beneficially owned by the selling security holder and the amount of Notes and common stock to be offered. Any amended prospectus will also disclose whether any selling security holder selling in connection with that amended prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.

The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders. Some selling security holders may have reduced or increased their positions in the Notes from the amounts shown below and not yet informed us of this change. In that case, the amounts shown below may total more or less than $150,000,000 aggregate principal amount. To the extent the total of the amounts of Notes beneficially owned shown below is less than $150,000,000, the shortfall represents amounts beneficially owned but not yet reported to us. To the extent such total exceeds $150,000,000, such total includes duplicative amounts. In no case will more than $150,000,000 aggregate principal amount of Notes be sold using this prospectus and all amendments to this prospectus.

Selling Security Holder	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes That May Be Sold ($) (1)	Number of Shares of Common Stock Beneficially Owned (2)(3)		Number of Shares of Common Stock That May Be Sold (1)(3)
Arbitex Master Fund L.P.	2,000,000	1.33	2,000,000	140,318.22	(4)	43,478.26
Arkansas PERS	400,000	*	400,000	38,129.90	(4)	8,695.65
Astrazeneca Holdings Pension (formerly Zeneca Holdings Trust)	45,000	*	45,000	8,496.10	(4)	978.26
Attorney’s Title Insurance Fund	10,000	*	10,000	4,804.55	(4)	217.39
B.C. McCabe Foundation	175,000	*	175,000	3,804.35		3,804.35
Boilermakers Blacksmith Pension Trust	135,000	*	135,000	55,177.39	(4)	2,934.78
California State Automobile Association Inter-Insurance Bureau	678,000	*	678,000	14,739.13		14,739.13
Citigroup Global Markets, Inc.	1,145,000	*	1,145,000	24,891.30		24,891.30
Clinton Multistrategy Master Fund, Ltd.	4,285,000	2.86	4,285,000	93,152.17		93,152.17
Clinton Riverside Convertible Portfolio Limited	8,215,000	5.48	8,215,000	319,896.85	(4)	178,586.96
CNH CA Master Account, L.P.	250,000	*	250,000	69,145.28	(4)	5,434.78
Convertible Securities Fund	40,100	*	40,100	2,528.20	(4)	871.73
Credit Lyonnais Securities (USA) Inc.	3,000,000	2.00	3,000,000	65,217.39		65,217.39
Credit Suisse First Boston LLC	3,000,000	2.00	3,000,000	65,217.39		65,217.39
Delaware PERS	145,000	*	145,000	26,979.90	(4)	3,152.17
Delta Airlines Master Trust	50,000	*	50,000	15,740.38	(4)	1,086.96
DKR SoundShore Strategic Holding Fund Ltd.	2,000,000	1.33	2,000,000	43,478.26		43,478.26
Duke Endowment	25,000	*	25,000	10,100.06	(4)	543.48
Froley Revy Investment Convertible Security Fund	10,000	*	10,000	2,638.39	(4)	217.39
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	3,575,000	*	3,575,000	103,201.59	(4)	77,717.39
Guggenheim Portfolio Co. XV, LLC	500,000	*	500,000	36,351.77	(4)	10,869.57
ICI American Holdings Trust	35,000	*	35,000	6,239.97	(4)	760.87
Intl. Truck and Engine Corp. Non-Contributory Retirement Plan Trust	500,000	*	500,000	10,869.57		10,869.57

Selling Security Holder	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes That May Be Sold ($) (1)	Number of Shares of Common Stock Beneficially Owned (2)(3)		Number of Shares of Common Stock That May Be Sold (1)(3)
Intl. Truck and Engine Corp. Retirement Plan for Salaried Employee’s Trust	750,000	*	750,000	16,304.35		16,304.35
KBC Financial Products USA Inc.	3,600,000	2.40	3,600,000	135,982.58	(4)	78,260.87
Kd Convertible Arbitrage L.P.	3,500,000	2.33	3,500,000	107,942.21	(4)	76,086.96
KeySpan Foundation	75,000	*	75,000	1,630.43		1,630.43
Lord Abbett Investment Trust – LA Convertible Fund	1,000,000	*	1,000,000	21,739.13		21,739.13
Louisiana CCRF	375,000	*	375,000	8,152.17		8,152.17
Maystone Continuum Master Fund, Ltd.	2,250,000	1.50	2,250,000	48,913.04		48,913.04
McMahan Securities Co. L.P.	1,895,000	1.26	1,895,000	53,937.75	(4)	41,195.65
National Fuel and Gas Company Retirement Plan	150,000	*	150,000	3,260.87		3,260.87
Nations Convertible Securities Fund	5,759,900	3.84	5,759,900	276,463.95	(4)	125,215.22
Nuveen Preferred & Convertible Income Fund JPC	585,000	*	585,000	12,717.39		12,717.39
Oxford, Lord Abbett & Co.	1,400,000	*	1,400,000	30,434.78		30,434.78
PIMCO Convertible Fund	204,000	*	204,000	4,434.78		4,434.78
Prudential Insurance Co of America	10,000	*	10,000	1,491.60	(4)	217.39
Quattro Fund Ltd.	5,950,000	3.97	5,950,000	231,284.63	(4)	129,347.83
RBC Alternative Assets, L.P.	350,000	*	350,000	7,608.69		7,608.69
RCG Latitude Master Fund, LTD	2,000,000	1.33	2,000,000	158,157.16	(4)	43,478.26
RCG Multi Strategy Master Fund, LTD	1,000,000	*	1,000,000	59,965.43	(4)	21,739.13
Recon Capital, LLC	3,000,000	2.00	3,000,000	65,217.39		65,217.39
Retirement Pension Plan of the California State Automobile Association	118,000	*	118,000	2,565.22		2,565.22
Royal Bank of Canada	3,000,000	2.00	3,000,000	116,185.79	(4)	65,217.39
Sage Capital Management	4,850,000	3.23	4,850,000	105,434.78		105,434.78
S.A.C. Capital Associates, LLC	5,000,000	3.33	5,000,000	116,233.65	(5)	108,695.65
SG Cowen Securities Corp	9,000,000	6.00	9,000,000	246,620.57	(4)	195,652.17
State of Oregon-Equity	475,000	*	475,000	85,377.06	(4)	10,326.09
Syngenta AG	25,000	*	25,000	4,493.53	(4)	543.48
Teachers Insurance and Annuity Association of America	9,000,000	6.00	9,000,000	195,652.17		195,652.17
Thrivent Financial for Lutherans	500,000	*	500,000	46,453.77	(4)(5)	10,869.57
Total Fina Elf Finance USA, Inc.	250,000	*	250,000	5,434.78		5,434.78
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	2,000,000	1.33	2,000,000	43,478.26		43,478.26
Xavex Convertible Arbitrage Fund	500,000	*	500,000	36,353.77	(4)	10,869.57

*	Less than 1%
(1)	Because a selling security holder may sell all or a portion of the Notes and common stock issuable upon conversion of the Notes pursuant to this prospectus, no estimate can be given as to the number or percentage of Notes and common stock that the selling security holder will hold upon termination of any sales.
(2)	Includes shares of common stock issuable upon conversion of the Notes.
(3)	The number of shares of our common stock issuable upon conversion of the Notes is calculated assuming the conversion of the full amount of Notes held by such holder at the initial conversion price of $46.00, which equals a conversion rate of the initial conversion rate of 21.7391 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Price Adjustments”. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.
(4)	Includes shares of common stock issuable upon conversion of our 5.0% Contingent Convertible Senior Notes due 2023.
(5)	Includes shares of common stock beneficially owned other than the shares of common stock beneficially owned upon the conversion of the Notes or our 5.0% Contingent Convertible Senior Notes due 2023.

DESCRIPTION OF NOTES

Yellow Corporation issued the Notes under an indenture dated as of November 25, 2003 between Yellow, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., as trustee. The following description is only a summary of the material provisions of the Notes and the related indenture. We urge you to read the indenture and the Notes in their entirety because they, and not this description, define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption “Where You Can Find More Information”. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we”, “us”, “our” and “the Company” include only Yellow Corporation and not its subsidiaries.

General

The Notes are our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured indebtedness and senior to any of our existing or future subordinated indebtedness. The Notes are currently guaranteed by the majority of our domestic operating subsidiaries. The Notes effectively are subordinated to all of our and our subsidiaries’ existing and future secured indebtedness to the extent of the assets securing such indebtedness and effectively are subordinated to all liabilities of our non-guarantor subsidiaries. As of December 31, 2003, (i) we and our subsidiary guarantors had approximately $432 million of secured indebtedness outstanding and (ii) our non-guarantor subsidiaries had approximately $169 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities) to which the Notes effectively are subordinated.

On November 25, 2003, we issued to the initial purchasers the Notes in an aggregate principal amount of $150,000,000. The Notes will mature on November 25, 2023, unless earlier redeemed at our option as described under “—Optional Redemption of the Notes”, repurchased by us at a holder’s option on certain dates as described under “—Repurchase of Notes at the Option of the Holder” or repurchased by us at a holder’s option upon a change in control of the Company as described under “—Right to Require Purchase of Notes upon a Change in Control”. The Notes are convertible into shares of our common stock as described under “—Conversion Rights”.

Each holder of a Note agrees in the indenture, for United States federal income tax purposes, to treat the Notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.10%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. See “Material U.S. Federal Income Tax Considerations”.

The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities and does not contain any financial covenants. Neither we nor our subsidiaries are limited from incurring senior debt or additional debt under the indenture, including secured debt. If we incur additional debt, our ability to pay our obligations on the Notes could be affected. We expect from time to time to incur additional debt, including secured debt, and other liabilities. Other than as described under “—Future Guarantees” and “—Right to Require Purchase of Notes upon a Change in Control”, the indenture contains no covenants or other provisions that afford protection to holders of Notes in the event of a highly leveraged transaction.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. These payments will be senior to the claims of the holders of the Notes.

Interest

We will pay interest on the Notes to holders of record on November 1 and May 1 of each year, whether or not such day is a business day, at an interest rate of 3.375% per annum payable semiannually in arrears on the following November 25 and May 25 of each year, commencing on May 25, 2004. Interest on the Notes will accrue from November 25, 2003 or, if interest has already been paid, from the date it was most recently paid. Interest payable upon redemption will be paid to the person to whom principal is payable. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest, if any) on, the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their Notes at the same location. We reserve the right to pay interest to holders of the Notes by check mailed to the holders at their registered addresses. However, a holder of Notes with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds. In general, we will not pay accrued interest on any Notes that are converted into shares of common stock. Except under the limited circumstances described below, the Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. The Notes shall be issued only in denominations of $1,000 of principal amount and any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with any transfer or exchange.

Guarantees

The Notes are currently guaranteed by the majority of our domestic operating subsidiaries. If, after the date of this prospectus, any debt securities of the Company (excluding bank credit facilities) have the benefit of guarantees (“other guarantees”) from any subsidiary of the Company that does not also guarantee the Notes, then (but only so long as such other guarantees continue in effect), the Company will cause such subsidiary to guarantee all obligations with respect to the Notes on a senior basis and otherwise on the same terms as such other guarantees. Any guarantees of such subsidiary so issued will be released or amended if (and to the full extent that) the other guarantees by such subsidiary are released or amended. In addition, in the event of a sale of all or substantially all of the capital stock or assets of any guarantor, the guarantee of such guarantor will be released.

Contingent Interest

Beginning November 30, 2012, we will pay contingent interest during any six-month period beginning November 30 and ending May 29 or beginning May 30 and ending November 29 if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. The average trading price of the Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as calculation agent in the manner set forth in the definition of “trading price” under “—Conversion Rights; Conversion Upon Satisfaction of Trading Price Condition”. During any period when contingent interest is payable, it will be payable at a rate equal to the greater of (i) 0.5% per annum of the principal amount of the Notes and (ii) 0.5% per annum of the average trading price of the Notes for the five trading day period immediately preceding such six-month period. We will pay contingent interest, if any, in the same manner as we will pay interest as described above under “—Interest”.

Conversion Rights

A holder may convert any outstanding Notes into shares of our common stock at an initial conversion price per share of $46.00 upon the terms described in this section. This represents a conversion rate of approximately 21.7391 shares per $1,000 principal amount of the Notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert Notes only in denominations of $1,000 and integral multiples of $1,000.

General

Holders may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

•	upon satisfaction of the market price condition;

•	if we have called the Notes for redemption;

•	upon satisfaction of the trading price condition;

•	upon the occurrence of specified credit rating events; or

•	upon the occurrence of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

A holder may surrender any of its Notes for conversion into shares of our common stock during any calendar quarter commencing after December 31, 2003 if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs exceeds 120% of the conversion price per share of our common stock on that 30th trading day. The conversion agent, which initially is the trustee, will determine on our behalf at the end of each quarter whether the Notes are convertible as a result of the market price of our common stock.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its Notes for conversion into shares of common stock during the five trading day period immediately following any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; provided, however, that if, on the day before any conversion pursuant to this 95% price condition, the closing sale price per share of our common stock is greater than the conversion price, then a holder surrendering Notes for such conversion will receive, at the Company’s option, in lieu of a number of shares of our common stock based on the conversion price, cash or common stock or a combination of both with a value equal to the principal amount of such holder’s Notes so surrendered as of the conversion date (which we refer to as a principal value conversion). If a holder surrenders its Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. Any shares of our common stock delivered will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price of our common stock on the third trading day after the conversion date. We will pay such holder any portion of the principal amount of such holder’s Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder’s Notes so surrendered to be paid in shares of our common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the conversion agent for $5,000,000 in principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 in principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. Other than in connection with a determination of whether contingent interest shall be payable, the conversion agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Notes is less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; at which time, we shall instruct the conversion agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Credit Rating Event

A holder may surrender any of its Notes for conversion into shares of our common stock during any period in which the credit ratings assigned to the Notes is lower than B2 by Moody’s or lower than B by Standard & Poor’s or the Notes are no longer rated by at least one of these rating services or their successors.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

•	distribute to all holders of shares of our common stock any shares of our capital stock (other than our common stock), evidence of indebtedness, cash, other assets or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a Note otherwise participates in the distribution without conversion.

In addition, the indenture provides that upon conversion of the Notes, the holders of such Notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate solely as a result of:

•	the adoption of any shareholder rights plan;

•	the issuance of the rights; or

•	the distribution of separate certificates representing the rights.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be subject to conversion into cash, securities or other property, a holder may surrender its Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities or other property, then at the effective time of the transaction, a holder’s right to convert its Notes into shares of our common stock will be changed into a right to convert such Notes into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its Notes as described under “—Right to Require Purchase of Notes upon a Change in Control”.

If a holder of a Note has delivered notice of its election to have such Note repurchased at the option of such holder or as a result of a change in control, such Note may be converted only if the notice of election is withdrawn as described, respectively, under “—Repurchase of Notes at the Option of the Holder” or “—Right to Require Purchase of Notes upon a Change in Control”.

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1)	we issue shares of our common stock or other capital stock as a dividend or distribution on our common stock;

(2)	we subdivide, combine or reclassify our common stock;

(3)	we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock or securities convertible into shares of our common stock at a price per share less than the market price;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, cash, other securities or assets, rights, warrants or options, excluding:

•	those rights, warrants or options referred to in clause (3) above;

•	any dividend or distribution paid to all or substantially all holders of our common stock exclusively in cash not referred to in clause (5) below; and

•	any dividend or distribution referred to in clause (1) above;

(5)	we declare a dividend or distribution to all of the holders of our common stock;

(6)	we complete a repurchase (including by way of a tender offer) of shares of our common stock, and the fair market value of the sum of:

•	the aggregate consideration paid for such common stock; and

•	the aggregate fair market value of any amounts previously paid for the repurchase of common stock of a type referred to in this clause (6) within the preceding 12 months in respect of which no adjustment has been made;

exceeds 5% of our aggregate common stock market capitalization on the date of, and after giving effect to, such repurchase; or

(7)	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause the Company to engage in a consolidation or merger involving the Company or a sale of all or substantially all of the Company assets.

For purposes of the foregoing, the term “common stock market capitalization” as of any date of calculation means the average closing sale price of our common stock on the 10 trading days immediately prior to such date of calculation multiplied by the average aggregate number of shares of our common stock outstanding on the 10 trading days immediately prior to such date of calculation.

To the extent that we adopt any future rights plan, upon conversion of the Notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made in accordance with clause (4) above.

The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

We will not issue fractional shares of common stock to a holder who converts a Note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our common stock on the date of conversion.

Except as described in this paragraph, no holder of Notes will be entitled, upon conversion of the Notes, to any actual payment or adjustment on account of accrued and unpaid interest, including contingent interest, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a Note for conversion between the close of business on any record date for the payment of an installment of interest (including contingent interest, if any) and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest, if any) on the principal amount to be converted together with the Note being surrendered. The foregoing sentence shall not apply to Notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of the Company. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

Optional Redemption of the Notes

Prior to November 30, 2012, we cannot redeem the Notes at our option. Beginning on November 30, 2012, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to but not including the date of redemption. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the Notes. If we opt to redeem less than all of the Notes at any time, the trustee will select or cause to be selected the Notes to be redeemed on a pro rata basis. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of the Notes held by the holder on November 25, 2012, 2015 and 2020. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest (including contingent interest, if any) up to, but not including, the date of repurchase. To exercise the repurchase right, the holder of a Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

Mandatory Redemption

Except as set forth under “—Right to Require Purchase of Notes upon a Change in Control” and “—Repurchase of Notes at the Option of the Holder”, we are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

Right to Require Purchase of Notes upon a Change in Control

If a change in control (as defined below) occurs, each holder of Notes may require that we repurchase the holder’s Notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase.

“Change in control” means the occurrence of one or more of the following events:

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons, as defined in Section 13 (d) of the Securities Exchange Act of 1934, as amended (a “Group”) (whether or not otherwise in compliance with the provisions of the indenture);

•	the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution (whether or not otherwise in compliance with the provisions of the indenture);

•	any person or Group shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock; or

•	the first day on which a majority of the members of our board of directors are not continuing directors.

The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

“Continuing directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the original issuance of the Notes; or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase.

On or before the 30th day after the change in control, we must mail to the trustee and all holders of the Notes a notice of the occurrence of the change in control, stating, among other things:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the Notes; and

•	the procedures which a holder of Notes must follow to exercise the repurchase right.

To exercise the repurchase right, the holder of a Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

The effect of these provisions granting the holders the right to require us to repurchase the Notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of Notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—We may not be able to repurchase the Notes when required”.

Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all Notes properly tendered and not withdrawn under the change in control offer.

If a change in control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

The term “beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of any of the Notes, consolidate with, or merge into, any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

•	we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation organized and validly existing under the laws of United States, any State thereof or the District of Columbia and expressly assumes by supplemental indenture executed and delivered to the trustee, all of our obligations under the indenture, the Notes and the registration rights agreement; and

•	after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the Notes.

Modification and Waiver

We, the subsidiary guarantors and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no supplemental indenture may, among other things:

•	change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any Note;

•	reduce the principal amount of, or the rate of interest (including contingent interest, if any) on, any Note;

•	change the currency in which the principal of any Note or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due;

•	after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect in a manner adverse to the holders of the obligation of the Company to make and consummate a Change of Control offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto;

•	adversely affect the right provided in the indenture to convert any Note;

•	reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

•	waive a default in the payment of principal of, or interest (including contingent interest, if any) on, any Note; or

•	modify or change the provision of the indenture regarding waiver of past defaults and the provision regarding rights of holders to receive payment.

The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes:

•	waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any interest (including contingent interest, if any) on any Note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Without the consent of any holders of Notes, we, the subsidiary guarantors and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the Notes;

•	to make any change that does not adversely affect the rights of any holder of the Notes;

•	to provide the holders of the Notes with any additional rights or benefits;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

•	to complete or make provision for certain other matters contemplated by the indenture.

Events of Default

Each of the following is an “event of default”:

(1)	a default in the payment of any interest (including contingent interest and liquidated damages, if any) upon any of the Notes when due and payable and such default continues for a period of 30 days;

(2)	a default in the payment of the principal of the Notes when due, including on a redemption or repurchase date;

(3)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our or our subsidiaries’ indebtedness, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by us or such subsidiary of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20,000,000 or more at any time;

(4)	failure by us or any of our significant subsidiaries to pay final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $20,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry;

(5)	a default by us in the performance, or breach, of any of our covenants in the indenture which are not remedied within 45 days;

(6)	our failure to issue common stock upon conversion of Notes by a holder in accordance with the provisions set forth in the indenture;

(7)	any guarantee by a significant subsidiary shall for any reason cease to be in full force and effect or be asserted by the Company or any such guarantor, as applicable, not to be in full force and effect (in each case, except pursuant to the release of any such guarantee in accordance with the provisions of the indenture); or

(8)	events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

For purposes of items (4), (7) or (8) above, a “significant subsidiary” shall be, generally, a subsidiary that accounts for more than 10% of the Company and its consolidated subsidiaries’ assets or income for the most recently completed fiscal year.

If an event of default described above (other than an event of default specified in clause (8) above with respect to the Company) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest (including contingent interest, if any) on all Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an event of default of the type referred to in clause (8) above with respect to the Company occurs, the principal amount of and accrued and unpaid interest (including contingent interest, if any) on the outstanding Notes will automatically become immediately due and payable.

Within 90 days following a default, the trustee must give to the registered holders of Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest, including contingent interest, if any, on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, including contingent interest, if any, when due or the right to convert a Note in accordance with the indenture, no holder may institute a proceeding or pursue any remedy with respect to the indenture or the Notes unless the conditions provided in the indenture have been satisfied, including:

•	holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy; and

•	holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Book-Entry System

The Notes were issued in the form of global notes held in book-entry form. DTC or its nominee is the sole registered holder of the Notes for all purposes under the indenture. Owners of beneficial interests in the Notes represented by the global notes hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global notes or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global notes.

Exchange of Global Notes

The Notes, represented by one or more global notes, will be exchangeable for certificated notes with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

•	an event of default under the indenture occurs and is continuing.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” for registered participants, and it facilitates the settlement of transactions among its participants in securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

We and our guarantor subsidiaries entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the Notes and the shares of our common stock issuable on conversion of the Notes. The shelf registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement. Under that agreement, we will at our cost, use all reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of:

•	the sale pursuant to the shelf registration statement of all of the Notes and any shares of our common stock issued upon conversion of the Notes; and

•	the expiration of the holding period applicable to the Notes and the shares of our common stock issuable upon conversion of the Notes held by non-affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision, subject to certain exceptions.

We have the right to suspend use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the SEC and similar events. If we fail to file the shelf registration statement on or prior to the 90th day after original issuance of the Notes, the shelf registration statement is not declared effective on or prior to the 210th day after original issuance of the Notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, we will pay liquidated damages to all holders of Notes and all holders of our common stock issued on conversion of the Notes equal to (i) in respect of each $1,000 principal amount of Notes, at a rate per annum equal to 0.5% of such principal amount, and (ii) in respect of any shares of common stock issued upon conversion of Notes, at a rate per annum equal to 0.5% of the principal amount of Notes that would then be convertible into such shares. So long as the failure to file or become effective or such unavailability continues, we will pay liquidated damages in cash on August 8 and February 8 of each year to the holder of record of the Notes or common stock issuable in respect of the Notes on the immediately preceding July 15 or January 15. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash on the subsequent interest payment date to the record holder as of the date of such cure.

Governing Law

The indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Trustee

Deutsche Bank Trust Company Americas acts as trustee for the Notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the Notes.

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, New York 10005

Attention: Corporate Trust and Agency Services

Facsimile No: (212) 797-8614

DESCRIPTION OF CAPITAL STOCK

This summary of the material features and rights of Yellow’s capital stock does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and Yellow’s certificate of incorporation and by-laws. See “Where You Can Find More Information”.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 120,000,000 common shares, par value $1.00 per share. As of February 27, 2004, there were 50,173,889 common shares issued, which included 47,909,226 outstanding shares and 2,264,663 treasury shares. Holders of our common shares are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common shares are entitled to vote. Subject to the preferences applicable to any outstanding preferred stock, the holders of common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such preferences applicable to any outstanding preferred stock. The holders of our common shares have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of February 27, 2004, no shares of preferred stock were issued and outstanding. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price, and the voting and other rights, of the holders of our common shares. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common shares, including the loss of voting rights to others.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation also contains restrictions on such business combinations by requiring the approval of a majority of continuing directors, as well as by requiring that certain fair price provisions be satisfied. Continuing directors are directors (a) serving as directors prior to June 1, 1983, (b) serving as directors before the substantial stockholder acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” is defined in our certificate of incorporation generally to include any merger or consolidation of our company or any subsidiary with or into any substantial stockholder or any other corporation, whether or not itself a substantial stockholder which, after such merger or consolidation, would be an affiliate of a substantial stockholder, transactions with a substantial stockholder involving assets or stock of our company or any majority-owned subsidiary with an aggregate fair market value of $5,000,000 or more, and transactions that increase a substantial stockholder’s percentage ownership of our capital stock. A “substantial stockholder” is defined generally as any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relevant to persons holding the Notes and our common stock into which the Notes may be converted. This discussion applies only to holders that:

•	are initial holders who purchased the Notes at the “issue price” (as defined below); and

•	hold the Notes and our common stock as capital assets.

This discussion does not describe all of the tax considerations that may be relevant to a subsequent purchaser of Notes or to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers and certain traders in securities;

•	persons holding the Notes or our common stock as part of a “straddle”, “hedge”, “conversion” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect.

No ruling has been requested from the IRS with respect to any of the U.S. federal income tax consequences of the matters which are discussed herein and the IRS may not agree with some of the conclusions set forth herein. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder of the Notes would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Classification of the Notes

The Notes will be treated as indebtedness for U.S. federal income tax purposes. Under the indenture governing the Notes, we have agreed, and by acceptance of a beneficial interest in a Note, each holder of a Note has been deemed to have agreed, to treat the Notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the Notes, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the Notes for U.S. federal income tax purposes.

The IRS has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the Notes, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and, the proper application of the contingent payment debt regulations to the Notes is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the Notes should be treated differently. A different treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss with respect to holders of the Notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of holding the Notes as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in tax laws.

The remainder of this discussion assumes that the Notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means a beneficial owner of a Note or our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes

Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the Notes on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the Notes. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments on the Notes. The comparable yield for the Notes is based on the yield at which we could have issued a nonconvertible fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the Notes. We have determined the comparable yield to be 8.10%.

Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we have prepared a “projected payment schedule” in respect of the Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to Yellow Roadway Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, Attention: Chief Financial Officer.

Neither the comparable yield nor the projected payment schedule constitutes a projection or representation by us regarding the actual amount that will be paid on the Notes, or the value at any time of the common stock into which the Notes may be converted. For U.S. federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a Note, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every United States Holder have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

Based on the comparable yield and the issue price of the Notes, a United States Holder of a Note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the Notes for each day in the taxable year on which the United States Holder holds the Note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Notes (as set forth below). The issue price of the Notes is the first price at which a substantial amount of the Notes were sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Note that accrues in the accrual period. The amount of interest on a Note that accrues in an accrual period is the product of the comparable yield on the Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Note. The adjusted issue price of a Note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such Note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the Notes for previous accrual periods.

In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a Note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a Note for a taxable year, the United States Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the Note that a United States Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the Note over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the Note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the Notes or to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the Notes.

Sale, Conversion, Exchange, Redemption or Retirement of the Notes

Upon a sale, conversion, exchange, redemption or retirement of a Note for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the fair market value of our common stock received, if any) and such United States Holder’s adjusted tax basis in the Note. A United States Holder’s adjusted tax basis in a Note will generally be equal to the United States Holder’s purchase price for the Note, increased by any interest income previously accrued by the United Stated Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the Notes to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

A United States Holder’s tax basis in our common stock received upon a conversion of a Note will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the Notes.

Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon conversion of a Note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a Note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a Note or our common stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments on Notes

All payments on the Notes made to a Non-United States Holder, including a payment in our common stock or cash pursuant to a conversion, exchange, redemption or retirement and any gain realized on a sale of the Notes, will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder;

•	in the case of payments of interest, such interest payments are not made to a Non-United States Holder within a foreign country that the IRS has listed on a list of countries having provisions inadequate to prevent United States tax evasion;

•	in the case of payments of interest, such interest is not deemed to be contingent interest within the meaning of the portfolio debt provisions;

•	such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; and

•	in the case of gain realized on the sale, conversion, exchange, redemption or retirement of the Notes we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period the Non-United States Holder held the Notes, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

However, if a Non-United States Holder were deemed to have received a constructive dividend (see “Tax Consequences to United States Holders—Constructive Dividends” above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether it can obtain a refund for all or a portion of the withholding tax.

The certification requirement referred to above will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable, under penalties of perjury, that it is not a U.S. person and provides its name and address.

If a Non-United States Holder of a Note is engaged in a trade or business in the United States, and if payments on the Note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the Notes, including the possible imposition of a 30% branch profits tax.

Distributions on Common Stock

Dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax.

Sale or Other Disposition of Common Stock

A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a Note, unless:

•	the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States;

•	in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above). These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Notes, the common stock and the proceeds from a sale or other disposition of the Notes or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the Notes, described above, will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the Notes or shares of our common stock issuable upon conversion of the Notes will be the purchase price of the Notes or shares of our common stock issuable upon conversion of the Notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Notes or common stock to be made directly or through agents.

The Notes and shares of our common stock issuable upon conversion of the Notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledges or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Notes and shares of our common stock issuable upon conversion of the Notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and shares of our common stock issuable upon conversion of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. As a result, any profits on the sale of the Notes and shares of our common stock issuable upon the conversion of the Notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended. If the Notes and shares of our common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Notes and shares of our common stock issuable upon conversion of the Notes may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices determined at the time of sale or negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes and shares of our common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of Notes and shares of our common stock issuable upon conversion of the Notes or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of Notes and shares of our common stock issuable upon conversion of the Notes in the course of hedging their positions. The selling security holders may also sell the Notes and shares of our common stock issuable upon conversion of the Notes short and deliver Notes and shares of our common stock issuable upon conversion of the Notes to close out short positions, or loan or pledge Notes or shares of our common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and shares of our common stock issuable upon conversion of the Notes.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the Notes and shares of our common stock issuable upon conversion of the Notes by the selling security holders.

Our common stock is listed on the Nasdaq National Market under the symbol “YELL”. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes. See “Risk Factors—Because there is no current market for the Notes, we cannot assure you that an active trading market will develop”.

There can be no assurance that any selling security holder will sell any or all of the Notes or shares of our common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the Notes and shares of our common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any Note or share of common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and shares of our common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and shares of our common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling security holders and any other person participating in the sale of Notes or shares of our common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation Regulation M, which may limit the timing of purchases and sales of any of the Notes and shares of our common stock issuable upon conversion of the Notes by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and shares of our common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and shares of our common stock issuable upon conversion of the Notes.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and shares of our common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

The registration rights agreement pursuant to which we filed the registration statement to which this prospectus relates provides for us and the selling security holders to indemnify each other against liabilities arising under the Securities Act.

From time to time, the initial purchasers and certain of their affiliates have provided, and may continue to provide, investment banking or commercial banking services to us for which we have paid customary fees and commissions, including Deutsche Bank Securities Inc. acting as our financial advisor in connection with the Roadway acquisition and affiliates of the initial purchasers providing financing commitments in connection with the Roadway acquisition. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is acting as trustee for the Notes and will receive customary fees for such services.

LEGAL MATTERS

The validity of the Notes and the shares of common stock issuable upon conversion of the Notes will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Carl W. Vogt, a member of Yellow Roadway’s board of directors, currently serves as Of Counsel for Fulbright & Jaworski L.L.P. and was a partner and senior partner from 1974 to 2002. As of March 12, 2004, he owned 12,227 shares of Yellow Roadway common stock and had options to purchase an additional 10,534 shares.

EXPERTS

The consolidated balance sheets of Yellow Roadway as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, have been incorporated in this prospectus and Registration Statement by reference from Yellow Roadway’s 2003 Annual Report on Form 10-K, in each case in reliance on the reports of KPMG LLP, independent accountants, which are also incorporated by reference in this prospectus and Registration Statement, and upon the authority of said firm as experts in auditing and accounting. The audit report includes an explanatory paragraph that describes Yellow Roadway’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, discussed in the notes to Yellow Roadway’s financial statements.

The consolidated financial statements and schedules of Roadway Corporation at December 11, 2003 and December 31, 2002 and 2001, and for the period from January 1, 2003 to December 11, 2003 and each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to Yellow Roadway’s Current Reports on Form 8-K filed on October 21, 2003, as amended, and February 19, 2004, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Yellow Roadway files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Yellow Roadway has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

The Yellow Roadway common stock is traded on Nasdaq National Market under the symbol “YELL”, and Yellow Roadway’s Securities and Exchange Commission filings can also be read at the following address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Yellow Roadway’s Securities and Exchange Commission filings are also available to the public on Yellow Roadway’s website, http://www.yellowcorp.com. Information contained on Yellow Roadway’s web site is not incorporated by reference into this prospectus, and you should not consider information contained on that web site as part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus and until this offering is complete. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	our Current Reports on Form 8-K filed on October 21, 2003, as amended (including the information that was furnished pursuant to Item 9), December 18, 2003, as amended, February 19, 2004, as amended, and March 17, 2004.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all information that is incorporated by reference into this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person without charge, upon written or oral request. You may request a copy of these documents by writing or telephoning us at Yellow Roadway Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this registration statement. We will bear all of these expenses.

Registration fee under the Securities Act	$19,005
Printing and engraving expenses *	10,000
Legal fees and expenses*	50,000
Accounting fees and expenses*	25,000
Miscellaneous*	5,000

Total	$109,005

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.    Indemnification Of Officers And Directors.

The Certificate of Incorporation and Bylaws of Yellow Roadway Corporation together provide that Yellow Roadway’s directors shall not be personally liable to Yellow Roadway or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to Yellow Roadway or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of Yellow Roadway also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of Yellow Roadway’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Yellow Roadway maintains directors’ and officers’ liability insurance against any actual or alleged error misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing.

DGCL Section 102(b)(7) provides that Yellow Roadway may indemnify a present or former director if such director conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in Yellow Roadway’s best interests.

DGCL Section 145 provides that Yellow Roadway may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of Yellow Roadway (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Yellow Roadway’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that Yellow Roadway may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to Yellow Roadway. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In the Agreement and Plan of Merger among Yellow Corporation, Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which

Roadway was merged with and into Sub, with Sub as the surviving company (the “Roadway Merger”), Yellow Roadway agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, Yellow Roadway will provide Roadway’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that Yellow Roadway will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

The directors, officers and managers of each additional registrant listed in this registration statement under the Table of Additional Registrants may be insured or indemnified against liability incurred in their capacities as directors, officers or managers pursuant to certain provisions in the charter, bylaws or similar organizational documents of such additional registrant or state law statutory provisions regarding indemnification or limitations of liability in the state of incorporation or organization of such additional registrant. The charter, bylaws and similar organizational documents of each such additional registrant are set forth in the exhibits to this registration statement.

Item 16.    Exhibits

Exhibit No.		Description
2.1

—Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yankee LLC and Roadway Corporation (incorporated by reference to Exhibit 2.1 to Yellow Corporation’s Current Report on Form 8-K, as amended, filed on July 8, 2003, Reg. No. 000-12255). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The registrants agree to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

3.1

—Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

3.2

—Certificate of Amendment to the Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated by reference to Exhibit 4.2 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-111499).

3.3	*	—Bylaws of Yellow Roadway Corporation, as amended.

3.4	*	—Certificate of Incorporation of Meridian IQ, Inc., formerly known as Yellow Dot Com Subsidiary, Inc., as amended.

3.5	*	—Amended and Restated Bylaws of Meridian IQ, Inc., formerly known as Yellow Dot Com Subsidiary, Inc.

3.6

—Certificate of Incorporation of Yellow Technologies, Inc., as amended (incorporated by reference to Exhibit 3.7 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.7	*	—Amended and Restated Bylaws of Yellow Technologies, Inc.

3.8

—Certificate of Incorporation of Globe.com Lines, Inc., as amended (incorporated by reference to Exhibit 3.9 to Yellow Corporation’s Registration Statement on Form S-3 filed October 22, 2003, Reg. No. 333-109896).

Exhibit No.		Description

3.9	*	—Amended and Restated Bylaws of Globe.com Lines, Inc.

3.10

—Articles of Incorporation of Yellow Relocation Services, Inc. (incorporated by reference to Exhibit 3.11 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.11	*	—Amended and Restated Bylaws of Yellow Relocation Services, Inc.

3.12

—Articles of Incorporation of Mission Supply Company, as amended (incorporated by reference to Exhibit 3.15 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.13	*	—Amended and Restated Bylaws of Mission Supply Company.

3.14	*	—Articles of Incorporation of Yellow Transportation, Inc., as amended.

3.15	*	—Amended and Restated Bylaws of Yellow Transportation, Inc.

3.16

—Certificate of Formation of Yellow GPS, LLC, as amended (incorporated by reference to Exhibit 3.21 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.17

—Amended and Restated Limited Liability Company Agreement of Yellow GPS, LLC, formerly known as Yellow Global, LLC (incorporated by reference to Exhibit 3.22 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.18	*	—Certificate of Formation of Roadway LLC, as amended.

3.19	*	—Limited Liability Company Agreement of Roadway LLC, formerly known as Yankee LLC.

3.20	*	—Amended and Restated Certificate of Incorporation of Roadway Express, Inc.

3.21	*	—Amended and Restated By-Laws of Roadway Express, Inc.

3.22	*	—Certificate of Incorporation of Roadway Next Day Corporation, as amended.

3.23	*	—By-Laws of Roadway Next Day Corporation (formerly of Lion Corp.).

4.1

—Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-1255).

4.2

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Yellow Roadway Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.3

—Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 18, 2003, Reg. No. 333-108081).

4.4

—Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Yellow Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.5

—Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

Exhibit No.		Description

4.6

—Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 1/4% Senior Notes due December 1, 2008 (incorporated by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

5.1	*	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

12.1	**	—Statement of Computation of Ratios.

23.1		—Consent of KPMG LLP, independent auditors for Yellow Roadway Corporation.

23.2		—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3	*	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1		—Powers of Attorney (included on the signature pages of the initial filing of this Registration Statement on February 23, 2004 or Amendment No. 1 to this Registration Statement on March 5, 2004).

24.2	**	—Certified Resolutions regarding Powers of Attorney.

25.1	*	—Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed as an exhibit with the initial filing of this Registration Statement on Form S-3 (Reg. No. 333-113021) on February 23, 2004 and incorporated herein by reference.
**	Filed as an exhibit with the filing of Post Effective Amendment No. 1 to this Registration Statement on Form S-3 (Reg. No. 333-113021) on March 17, 2004 and incorporated herein by reference.

Item 17.    Undertakings

A. Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, the filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, that registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D. Each undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

YELLOW ROADWAY CORPORATION

By:	/s/ DONALD G. BARGER, JR.
Donald G. Barger, Jr.
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

* William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/s/ DONALD G. BARGER, JR. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

* Bhadresh Sutaria	Vice President—Controller and Chief Accounting Officer (principal accounting officer)

* Cassandra C. Carr	Director

* Howard M. Dean	Director

* Dennis E. Foster	Director

* John C. McKelvey	Director

* William L. Trubeck	Director

* Carl W. Vogt	Director

* Frank P. Doyle	Director

Signature	Title

* John F. Fiedler	Director

* Phillip J. Meek	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

YELLOW TRANSPORTATION, INC.

By:	/s/ JAMES L. WELCH
James L. Welch
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/s/ JAMES L. WELCH James L. Welch	President, Chief Executive Officer and Director (principal executive officer)

* Phillip J. Gaines	Senior Vice President—Finance and Administration and Director (principal financial officer and principal accounting officer)

* Jerry C. Bowlin	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

YELLOW TECHNOLOGIES, INC.

By:	/s/ MARTIN KRAUS
Martin Kraus
Vice President—Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Barger, Jr., Phillip J. Gaines and Daniel J. Churay, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/s/ MICHELLE RUSSELL Michelle Russell	President (principal executive officer)

/s/ MARTIN KRAUS Martin Kraus	Vice President—Finance (principal financial officer and principal accounting officer)

* Todd M. Hacker	Director

* Bhadresh A. Sutaria	Director

* James McMullen	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

MISSION SUPPLY COMPANY

By:	/s/ JAMES L. WELCH
James L. Welch
President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/s/ JAMES L. WELCH James L. Welch	President and Director (principal executive officer)

* D. Bruce Gress	Vice President—Finance (principal financial officer and principal accounting officer)

* Jerry C. Bowlin	Director

* Phillip J. Gaines	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

YELLOW RELOCATION SERVICES, INC.

By:	/S/ D. BRUCE GRESS
D. Bruce Gress
Vice President—Finance

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

* Donald E. Emery	President (principal executive officer)

/S/ D. BRUCE GRESS D. Bruce Gress	Vice President—Finance (principal financial officer and principal accounting officer)

* Jerry C. Bowlin	Director

* Phillip J. Gaines	Director

* James L. Welch	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

MERIDIAN IQ, INC.

By:	/S/ JAMES RITCHIE
James Ritchie
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/S/ JAMES RITCHIE James Ritchie	President and Chief Executive Officer (principal executive officer)

* Eric Friedlander	Vice President—Finance and Controller (principal financial officer and principal accounting officer)

* Todd M. Hacker	Director

* Bhadresh A. Sutaria	Director

* James McMullen	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

YELLOW GPS, LLC

By:	/S/ JAMES RITCHIE
James Ritchie
President, Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/S/ JAMES RITCHIE James Ritchie	President, Chief Executive Officer and Manager (principal executive officer)

* Eric Friedlander	Vice President—Finance and Controller (principal financial officer and principal accounting officer)

* James McMullen	Manager

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

GLOBE.COM LINES, INC.

By:	/S/ JAMES RITCHIE
James Ritchie
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/S/ JAMES RITCHIE James Ritchie	President and Chief Executive Officer (principal executive officer)

* Eric Friedlander	Vice President—Finance and Controller (principal financial officer and principal accounting officer)

* Todd M. Hacker	Director

* Bhadresh A. Sutaria	Director

* James McMullen	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

ROADWAY LLC

By:	/s/ JAMES D. STALEY
James D. Staley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/S/ JAMES D. STALEY James D. Staley	President and Chief Executive Officer (principal executive officer)

/s/ JOHN G. COLEMAN John G. Coleman	Vice President—Finance and Manager (principal financial officer and principal accounting officer)

* Jack E. Peak	Manager

* Robert L. Stull	Manager

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

ROADWAY EXPRESS, INC.

By:	/s/ ROBERT L. STULL
Robert L. Stull
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/s/ ROBERT L. STULL Robert L. Stull	President, Chief Executive Officer and Director (principal executive officer)

/s/ JOHN G. COLEMAN John G. Coleman	Senior Vice President—Finance and Administration and Director (principal financial officer and principal accounting officer)

* Jack E. Peak	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on the 30th day of March, 2004.

ROADWAY NEXT DAY CORPORATION

By:	/s/ JAMES D. STALEY
James D. Staley
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2004.

Signature	Title

/s/ JAMES D. STALEY James D. Staley	President (principal executive officer)

/s/ JOHN G. COLEMAN John G. Coleman	Vice President—Finance and Director (principal financial officer and principal accounting officer)

* Jack E. Peak	Director

* Robert L. Stull	Director

*By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
2.1

—Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yankee LLC and Roadway Corporation (incorporated by reference to Exhibit 2.1 to Yellow Corporation’s Current Report on Form 8-K, as amended, filed on July 8, 2003, Reg. No. 000-12255). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The registrants agree to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

3.1

—Certificate of Incorporation of Yellow Roadway Corporation formerly known as Yellow Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

3.2

—Certificate of Amendment to the Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated by reference to Exhibit 4.2 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-111499).

3.3*		—Bylaws of Yellow Roadway Corporation, as amended.

3.4*		—Certificate of Incorporation of Meridian IQ, Inc., formerly known as Yellow Dot Com Subsidiary, Inc., as amended.

3.5*		—Amended and Restated Bylaws of Meridian IQ, Inc., formerly known as Yellow Dot Com Subsidiary, Inc.

3.6

—Certificate of Incorporation of Yellow Technologies, Inc., as amended (incorporated by reference to Exhibit 3.7 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.7*		—Amended and Restated Bylaws of Yellow Technologies, Inc.

3.8

—Certificate of Incorporation of Globe.com Lines, Inc., as amended (incorporated by reference to Exhibit 3.9 to Yellow Corporation’s Registration Statement on Form S-3 filed October 22, 2003, Reg. No. 333-109896).

3.9*		—Amended and Restated Bylaws of Globe.com Lines, Inc.

3.10

—Articles of Incorporation of Yellow Relocation Services, Inc. (incorporated by reference to Exhibit 3.11 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.11	*	—Amended and Restated Bylaws of Yellow Relocation Services, Inc.

3.12

—Articles of Incorporation of Mission Supply Company, as amended (incorporated by reference to Exhibit 3.15 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.13	*	—Amended and Restated Bylaws of Mission Supply Company.

3.14	*	—Articles of Incorporation of Yellow Transportation, Inc., as amended.

3.15	*	—Amended and Restated Bylaws of Yellow Transportation, Inc.

3.16

—Certificate of Formation of Yellow GPS, LLC, as amended (incorporated by reference to Exhibit 3.21 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

Exhibit No.		Description

3.17

—Amended and Restated Limited Liability Company Agreement of Yellow GPS, LLC, formerly known as Yellow Global, LLC (incorporated by reference to Exhibit 3.22 to Yellow Corporation’s Registration Statement on Form S-3, filed October 22, 2003, Reg. No. 333-109896).

3.18	*	—Certificate of Formation of Roadway LLC, as amended.

3.19	*	—Limited Liability Company Agreement of Roadway LLC, formerly known as Yankee LLC.

3.20	*	—Amended and Restated Certificate of Incorporation of Roadway Express, Inc.

3.21	*	—Amended and Restated By-Laws of Roadway Express, Inc.

3.22	*	—Certificate of Incorporation of Roadway Next Day Corporation, as amended.

3.23	*	—By-Laws of Roadway Next Day Corporation (formerly of Lion Corp.).

4.1

—Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-1255).

4.2

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Yellow Roadway Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.3

—Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 18, 2003, Reg. No. 333-108081).

4.4

—Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.5

—Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.6

—Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 1/4% Senior Notes due December 1, 2008 (incorporated by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

5.1	*	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

12.1	**	—Statement of Computation of Ratios.

23.1		—Consent of KPMG LLP, independent auditors for Yellow Roadway Corporation.

23.2		—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3	*	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1		—Powers of Attorney (included on the signature pages of the initial filing of this Registration Statement on February 23, 2004 or Amendment No. 1 to this Registration Statement on March 5, 2004).

24.2	**	—Certified resolutions regarding Powers of Attorney.

25.1	*	—Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed as an exhibit with the initial filing of this Registration Statement on Form S-3 (Reg. No. 333-113021) on February 23, 2004 and incorporated herein by reference.
**	Filed as an exhibit with the filing of Post Effective Amendment No. 1 to this Registration Statement on Form S-3 (Reg. No. 333-113021) on March 17, 2004 and incorporated herein by reference.